Exhibit 5.1

January 21, 2010

The Hanover Insurance Group, Inc.

440 Lincoln Street

Worcester, MA 01653

Re: The Hanover Insurance Group, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), for the registration of an unlimited amount of unsecured debt securities (“the “Debt Securities”) of The Hanover Insurance Group, Inc., a Delaware corporation (the “Company”).

The Debt Securities are to be issued under an Indenture between the Company and U.S. Bank National Association, as trustee, as supplemented by one or more supplemental indentures (together, the “Indenture”).

We have acted as counsel for the Company in connection with the preparation and filing of the Registration Statement relating to the offering from time to time, pursuant to Rule 415 under the Act, of the Debt Securities. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

We are of the opinion that when the definitive terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture; the definitive terms of such Debt Securities have been duly authorized and established by all requisite action, corporate or other, by the Company; and such Debt Securities have been duly executed by the Company and duly authenticated by the trustee as provided in the Indenture and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, such Debt Securities will be the valid and legally binding obligations of the Company and will be entitled to the benefits of the Indenture, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or law.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in any related prospectus or prospectus supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Debt Securities while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP